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                                                                   Exhibit 10(e)

                           AMENDMENT TO SALE AGREEMENT

         THIS AMENDMENT TO SALE AGREEMENT (the "Amendment") is entered into as of the 23rd day of November, 1998, between CONTICO INTERNATIONAL, INC., a Missouri corporation ("Contico"), and MYERS INDUSTRIES, INC., an Ohio corporation ("Buyer").

                                    RECITALS:

         A. Contico and the Buyer have entered into a Sale Agreement, dated as of November 2, 1998 ("Agreement"), pursuant to which the Buyer has agreed to acquire Contico's interest in Allibert-Contico, L.L.C., a Missouri limited liability company (the "Company"), and capitalized terms used in this Amendment without definition have the respective meanings ascribed to them in the Agreement.

         B. Contico and the Buyer have reached an understanding regarding certain modifications to the Agreement.

                                   AGREEMENT:

         IN CONSIDERATION OF the premises, the covenants and agreements in the Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

         1. The first sentence of Section 1.2 of the Agreement is hereby amended to add the phrase "(or, if the $500,000 reduction in Section 6.10 below applies, $22,000,000)" immediately following the $22,500,000 figure in such sentence.

         2. Section 1.3(a) of the Agreement is hereby amended by the addition of the following phrase at the end of such subsection:

         ; provided, however, that if the $500,000 reduction in Section 6.10 below applies, then the first two dollar amounts in this subsection (a) shall be $22,000,000 and $21,000,000, respectively.

         3. The first sentence of Section 1.3(c) of the Agreement is hereby replaced in its entirety with the following sentence:

                  If the Contico Interest Purchase Price adjustment represents an increase of the Contico Interest Purchase Price above $22,500,000 (or, if the $500,000 reduction in Section 6.10 below applies, $22,000,000), then (i) Contico shall be entitled to receive the entire escrow account and all earnings thereon, and (ii) the Buyer shall pay the amount of such increase by wire transfer of immediately available funds to such account(s) as Contico shall direct.

         4. Section 6.10 of the Agreement hereby is amended by (a) deleting the reference, at the end of that Section, to the amount of One Million Dollars ($1,000,000), and (b) replacing such amount with the amount of Five Hundred Thousand Dollars ($500,000). For the avoidance of doubt, the other references in such Section to One Million Dollars ($1,000,000) remain unchanged.

         5. Except to the extent modified by this Amendment, the Agreement remains in force and effect. This Amendment may be executed in multiple counterparts, with signatures transmitted by facsimile to be original signatures for all purposes, each of such counterparts constituting an original, and all of which counterparts taken together shall constitute one instrument.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives on the day and year first above written.


                                  CONTICO INTERNATIONAL, INC.



                                  BY /s/ LARRY M. HILL
                                     ----------------------------------
                                      LARRY M. HILL, VICE CHAIRMAN


                                   MYERS INDUSTRIES, INC.



                                  BY /s/ GREGORY J. STODNICK
                                     ----------------------------------
                                      GREGORY J. STODNICK
                                      VICE PRESIDENT-FINANCE



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